Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of March 27, 2026 (the “Effective Date”), by and between Motorsport Games Inc., a Delaware corporation, with principal executive offices currently located at 3350 SW 148th Avenue, Suite 207, Miramar, FL 33027 (the “Company”), and Stanley Beckley (“Executive”) (each, a “Party,” and collectively, the “Parties”).

1. Position and Duties.

1.1 Position. Executive is employed as Chief Financial Officer of the Company. Executive’s principal place of employment shall be the Company’s Miramar, Florida office and Executive agrees that Executive may only relocate his principal place of employment outside of Florida only with prior notice and written consent of the Board of Directors (the “Board”). Executive may be required to travel as reasonably necessary to fulfill his duties and responsibilities.

1.2 Duties. Executive shall be responsible for the Company’s overall financial strategy and leadership, including but not limited to, ensuring accurate and timely financial reporting; overseeing financial filings and disclosures; maintaining effective internal controls and compliance; supervising the Company’s tax, accounting, audit, and financial risk management functions; handling investor relations and financial communications; supporting capital markets transactions, M&A, and strategic initiatives; leading the finance organization and policies; and performing other duties customary for a chief financial officer of a publicly traded company, subject to the lawful directives of the Chief Executive Officer (“CEO”) and the Board. During employment, Executive shall devote Executive’s full business time, attention, energy, and skill to the Company and its subsidiaries and affiliates, and shall not, without the Company’s prior written consent, engage in other employment or business activities that are competitive with or would otherwise conflict with Executive’s duties to the Company; provided, Executive may engage in passive personal investments and community, charitable, or industry activities that do not materially interfere with Executive’s duties or create a conflict of interest.

1.3 No Conflicting Obligations. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree that would prohibit or restrict Executive from entering into this Agreement or performing Executive’s duties, and Executive will not use or disclose any trade secrets or confidential information of any prior employer or third party in connection with Executive’s employment.

1.4 At-Will. Executive’s employment is “at will” and may be terminated by either Party at any time, with or without Cause (as defined below), and with or without notice, subject to the provisions of this Agreement.

2. Compensation and Benefits.

2.1 Base Salary. The Company shall pay Executive a base salary at the annual rate of $300,000, payable in accordance with the Company’s regular payroll practices and subject to applicable withholdings and deductions (“Base Salary”).

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2.2 Annual Bonus. Executive shall be eligible for an annual performance-based bonus of 25% of base salary earned on a calendar-year basis, subject to performance metrics to be established by the Company in its discretion. Any bonus shall be paid no later than March 31 of the year following the year to which the bonus relates, subject to applicable withholdings. Executive must be employed by the Company on the bonus payment date to be eligible for any bonus for the preceding year, and there is no pro rata bonus except as the Company may determine in its sole discretion for partial years.

2.3 Equity Incentives. Executive shall be eligible to participate in the Company’s Incentive Compensation Plan (the “ICP”), subject to approval of any required amendments by the Company’s stockholders and to the terms and conditions of the ICP and applicable award agreements. Subject to the foregoing and to the Company’s Compensation Committee approval, the Company may recommend annual stock option grants covering a number of shares with a grant date value approximately equal to Executive’s then-current Base Salary divided by the closing trading price of the Company’s Class A common stock on the applicable grant date, vesting in three equal annual installments from the grant date, subject to continued employment and the ICP and award documents.

2.4 Additional Benefits. Executive shall be entitled to participate in other employee benefit plans or programs, including medical benefits and 401(k) plan, to which other similarly situated employees of the Company are generally eligible under plans or programs maintained from time to time at the Company’s discretion, subject in each case to the terms of the applicable plan or program, which terms are subject to change from time to time at the Company’s discretion.

2.5 Withholding. The Company may withhold from any payments under this Agreement all federal, state, city, or other taxes and deductions that shall be required pursuant to any law or governmental regulation.

2.6 Paid Time Off. Executive shall be eligible for up to 21 days of paid time off in accordance with Company policy, plus Company-recognized holidays and sick time, in each case subject to Company policies as modified from time to time.

2.7 Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in the performance of duties, in accordance with Company policies and procedures. For direct flights longer than four (4) hours, Executive shall be entitled to business class airfare, subject to the Company’s travel policy.

3. Confidential Information and Restricted Activities.

3.1 Definitions. For purposes of this Section 3, the following definitions apply:

3.1.1 “Confidential Information” shall mean any and all information, data, or knowledge treated as confidential by the Company and not generally known by personnel outside of the Company, including, but not limited to: (i) information pertaining to customers or business partners, contracts (including contract provisions, information related to the termination, expiration, amendment, and renewal of contracts), contract negotiations, bids and associated business plans and strategies, marketing plans and strategies, growth and acquisition plans and strategies, billing and pricing policies, curriculum and programming under development, training and personnel materials, policies and procedures, financial information and data, research, models, ideas or inventions, technologies, specifications, designs, methods, process, and programs (including, but not limited to, as to consulting and analysis for customers), lists of customers or business partners, customer needs and criteria, compensation terms and other personnel information pertaining to the Company, information pertaining to training techniques and materials, information pertaining to equity ownership or relating to the ownership or finances of the Company, including any of its affiliates or subsidiaries, and any other information derived, summarized or extracted from any of the foregoing; (ii) credentials to access any devices, databases, cloud storage, or other repositories of the Company’s information; (iii) information pertaining to legal matters involving the Company and related strategies; (iv) trade secrets, as defined under applicable law; and (v) any other business information and financial data, whether or not patentable or registrable under copyright or similar laws, that were developed by or on behalf of the Company (including any information developed by predecessors or by any business acquired by the Company) and that are treated by the Company as confidential or proprietary and/or which Executive understands to be confidential or proprietary. All such information, data and knowledge shall be considered Confidential Information regardless of whether it is written or oral, and if written, regardless of how it was produced or reproduced and regardless of whether it is marked or specifically designated as confidential or proprietary. Confidential Information shall not include any of the foregoing items which have become lawfully publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

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3.1.2 “Intellectual Property” shall mean inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets or other Confidential Information) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive’s employment that either: (a) relate to the business of the Company or any of its subsidiaries or affiliates or to any prospective activity that the Company or any of its subsidiaries or affiliates are actively planning to engage in; (b) result from any work performed by Executive for the Company or any of its subsidiaries or affiliates; or (c) make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries or affiliates.

3.1.3 “Restricted Period” means the period commencing on the Effective Date and ending nine (9) months following termination of Executive’s employment, regardless of the reason therefor.

3.2 Confidential Information. During the course of Executive’s employment with the Company, Executive will learn of Confidential Information and will develop Confidential Information on behalf of the Company. Executive agrees that Executive will not use or disclose to any individual or entity (except as required by applicable law or for the proper performance of Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by Executive incident to Executive’s employment or any other association with the Company. Executive agrees that this restriction will, to the maximum extent permitted by applicable law, continue to apply after Executive’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, nothing contained in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

3.3 Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as the Company may specify, all Documents then in Executive’s possession or control. Executive also agrees to disclose to the Company, at the time Executive’s employment terminates or at such earlier time or times as the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

3.4 Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, affidavit or in person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that Executive creates during Executive’s employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. Executive agrees to appoint the Company, including its subsidiaries or affiliates, as Executive’s agent and attorney-in-fact to act on Executive’s behalf in executing and filing applications and performing all lawful acts necessary to further the development, prosecution, issuance, registration, and protection of all Intellectual Property, as if executed by Executive.

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3.5 Restricted Activities During and After Employment. Executive agrees that the following restrictions on Executive’s activities during and after Executive’s employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and appropriately and narrowly tailored to protect those legitimate interests given Executive’s high-level role, the broad applicability of the Confidential Information and trade secrets to which Executive had access, and the broad geographic scope of the Company’s businesses, which is global in nature and encompasses both domestic and international operations:

3.5.1 No Competition During Employment. During Executive’s employment, Executive will not directly or indirectly (whether on behalf of himself or with or through another and whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise) engage in or be involved with, or plan to engage in or be involved with, any activity or business that is, or intends to be, competitive with any business that is or has been conducted or in active planning to be conducted by the Company or any of its Affiliates at any time during Executive’s employment. Notwithstanding the foregoing, nothing herein will prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation.

3.5.2 No Competition After Employment. For a period of eighteen (18) months, following the termination of Executive’s employment (regardless of the reason), Executive will not directly or indirectly (whether on behalf of himself or with or through another and whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise) engage in or be involved with, or plan to engage in or be involved with, any activity or business that is, or intends to be, competitive with any business that is conducted or is in active planning to be conducted by the Company or any of its Affiliates at the time Executive’s employment ends. Notwithstanding the foregoing, nothing herein will prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation. For clarity, the geographic scope of Executive’s post-employment obligations under Section 3.5.2 shall be the United States and any geographic areas within or outside of the United States in which the Company is engaged in business at the time of the termination of Executive’s employment with the Company or has planned to engage in business at the time of the termination of Executive’s employment with the Company or at any time during the last eighteen (18) months of Executive’s employment with the Company and with which Executive was involved, for which Executive performed work or was responsible, or about which Executive had access to Confidential Information during such period.

3.5.3 No Interference with Business Relationships During or After Employment. During the Restricted Period, Executive will not directly or indirectly (whether on behalf of himself or with or through another) solicit or encourage any customer, vendor, supplier or other business partner of the Company to terminate or diminish its relationship with any of them or seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company.

3.5.4 No Interference with Employee and Contractor Relationships During or After Employment. During the Restricted Period, Executive will not, directly or indirectly, hire or engage, or solicit for hiring or engagement, any employee of the Company or seek to persuade any such employee to discontinue employment or solicit or encourage any independent contractor providing services to the Company to terminate or diminish his, her or its relationship with any of them.

3.6 Non-Disparagement. While Executive is employed by the Company and at all times following termination of Executive’s employment, regardless of the reason therefor, Executive will not disparage or criticize the Company, its affiliates or subsidiaries, their business, their management or their products or services, and Executive will not otherwise do or say anything that could disrupt the good morale of employees of the Company or harm the interests or reputation of the Company. This Section 3.6 shall not apply: (i) to any information provided to any federal, state, or local government authority, or to an attorney, by Executive solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in connection with any proceeding instituted by the Company, Executive, or any third party to enforce the terms of this Agreement or any other agreement between Executive and the Company.

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3.7 Acknowledgements; Irreparable Harm. Executive acknowledges and agrees that the Company and its subsidiaries and affiliates would be irreparably harmed if Executive were to breach, or threaten to breach, any of the covenants in this Section 3. The Company shall be entitled to injunctive relief and other equitable remedies without the necessity of proving actual damages and, subject to applicable law, without the posting of a bond, in addition to any other remedies available at law or in equity, including recovery of reasonable attorneys’ fees and costs as permitted by law or this Agreement. The Employee further acknowledges and agrees that the covenants set forth in this Section 3 represent reasonable measures to protect the business interests, including the proprietary rights, of the Company and its subsidiaries and affiliates.

3.8 Reasonableness; Reformation. Executive acknowledges the reasonableness of the scope and duration of the foregoing covenants and that they are necessary to protect the Company Group’s legitimate business interests. The restrictive periods shall be tolled during any period of breach. If any restriction is found unenforceable, a court shall reform such provision to the minimum extent necessary to render it enforceable, consistent with applicable law.

4. Termination.

4.1 Definitions. For purposes of this Section 4, the following definitions shall apply:

4.1.1 “Cause” shall mean any of the following: (a) Executive’s refusal or failure, for more than five (5) days after written notice, to perform duties required by this Agreement or lawful instructions of the CEO or Board; (b) fraud, misappropriation or misconduct causing demonstrable material injury to the Company Group; (c) breach of any statutory or common law duty of loyalty; (d) any material breach of this Agreement; (e) any illegal act affecting the business of the Company Group; conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, dishonesty, fraud, deceit, theft, unethical business conduct or conduct that impairs the reputation of the Company and its subsidiaries and affiliates, or any felony; (f) material failure to comply with this Agreement or any other written agreement with the Company and its subsidiaries and affiliates if such failure causes demonstrable material injury to the Company and its subsidiaries and affiliates; or (g) gross negligence, malfeasance, dishonesty or willful misconduct in connection with duties (by act or omission

4.1.2 “Change in Control” shall have the meaning set forth in the Company’s ICP or, if not defined therein, shall mean (a) the acquisition by any person or group of more than 50% of the Company’s outstanding voting securities, (b) a merger or consolidation resulting in the Company’s stockholders immediately prior to such transaction holding less than 50% of the combined voting power of the surviving entity, or (c) the sale of all or substantially all of the Company’s assets.

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4.1.3 “Disability” shall mean Executive’s inability to perform the essential functions of the position with or without reasonable accommodation for a period of 90 consecutive days or 120 days in any twelve (12) month period.

4.1.4 “Good Reason” shall mean without Executive’s written consent: (a) a material reduction in Executive’s Base Salary or title; (b) a material breach by the Company of this Agreement; or (b) a requirement that Executive relocate Executive’s principal place of employment by more than 50 miles from Miami, Florida. Notwithstanding the foregoing, no event shall constitute Good Reason unless (i) Executive provides written notice to the Company within 30 days after the initial occurrence of the event, (ii) the Company fails to cure such event within 30 days after receipt of such notice, and (iii) Executive terminates employment within 30 days after the expiration of the cure period.

4.2 Termination. Employment may be terminated at any time (i) by the Company with or without Cause, (ii) by Executive with or without Good Reason, or (iii) upon Executive’s death or Disability.

4.3 Accrued Obligations. Upon any termination, the Company shall pay (a) accrued but unpaid Base Salary through the termination date; (b) any accrued but unused paid time off in accordance with policy and applicable law; (c) reimbursement of approved, unreimbursed business expenses; and (d) any vested benefits under applicable plans, in each case subject to withholdings and plan terms (collectively, the “Accrued Obligations”). Except as expressly provided herein, all other compensation ceases upon termination.

4.4 Severance Upon Termination Without Cause or for Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive terminates employment for Good Reason, and Executive is not then employed by any affiliate of the Company nor providing consulting services to the Company or any affiliate, then, subject to Section 4.5, Executive shall receive continuation of Base Salary for six (6) months following the termination date, payable in accordance with normal payroll practices and subject to applicable payroll deductions (“Severance”). No Severance is payable upon termination for Cause, resignation by Executive without Good Reason, death or Disability.

4.5 Conditions to Severance; Release. Executive’s right to Severance is conditioned upon (i) Executive’s continued compliance with all post-termination obligations under this Agreement, and (ii) Executive’s timely execution, delivery, non-revocation and continued effectiveness of a general release of claims in favor of the Company and its subsidiaries and affiliates in a form acceptable to the Company, within thirty (30) days following the termination date.

4.6 Change in Control. In the event of a Change in Control during Executive’s employment, and if within twelve (12) months following such Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to the Severance described above, any outstanding unvested equity awards held by Executive shall immediately vest in full (and, if applicable, become exercisable), subject to the terms of the applicable plan and award agreement.

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4.7 Section 409A. The Parties intend that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”). Each payment hereunder shall be treated as a separate payment for Section 409A purposes. Any payments that constitute “nonqualified deferred compensation” under Section 409A and are payable upon separation from service will be made no earlier than the 60th day following separation, provided the release is effective, and if the 60-day period spans two calendar years, payment will be made in the second year. Reimbursements shall be made no later than the last day of the year following the year incurred and shall not be subject to liquidation or exchange for another benefit. This Agreement shall be interpreted and administered to comply with Section 409A, but the Company makes no guaranty of tax consequences.

4.8 No Vesting; Incentive/Bonus Conditions. Executive acknowledges that incentive compensation, including bonuses and equity awards, is earned only upon full satisfaction of all applicable conditions, that there is no vesting or pro rata vesting of bonuses or other incentive compensation unless expressly provided in the applicable plan or award, and that Executive must be employed on the applicable payment or vesting date to earn such compensation, except as otherwise required by law or provided in the applicable plan or award agreement.

5. Dispute Resolution.

5.1 Good Faith Discussion and Mediation. The Parties shall first attempt in good faith to resolve any dispute, claim or controversy arising out of or relating to this Agreement, Executive’s employment, or the termination thereof (a “Dispute”) through discussions between Executive and the Company’s CEO or designee. If not resolved within 30 days, either Party may demand non-binding mediation in Miami-Dade County, Florida, administered by the American Arbitration Association (“AAA”) under its Employment/Workplace Mediation Procedure.

5.2 Arbitration. Except for claims for injunctive or other equitable relief under Sections 3 or 4 or to protect intellectual property, any Dispute shall be resolved by final and binding arbitration administered by AAA in Miami-Dade County, Florida, under its Employment/Workplace Arbitration Rules, before a single arbitrator. The arbitrator may award any relief available at law or in equity and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the arbitrator’s fees and AAA administrative fees to the extent required by applicable law. Each Party shall bear its own attorneys’ fees and costs, except as provided in Section 3.6 or as may be awarded to the prevailing party pursuant to applicable law or this Agreement.

6. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts-of-law principles. For any court action not subject to arbitration (including requests for injunctive relief), the Parties consent to exclusive jurisdiction and venue in the state and federal courts located in Miami-Dade County, Florida. THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

7. Cooperation. Following termination, Executive shall reasonably cooperate with the Company and its subsidiaries and affiliates, upon reasonable request and at reasonable times, in connection with any matters arising during Executive’s employment, including litigation, audits or investigations. The Company shall reimburse reasonable out-of-pocket expenses incurred in providing such cooperation, in accordance with Company policy.

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8. Indemnification. The Company shall indemnify Executive for acts performed within the scope of Executive’s employment to the fullest extent provided under the Company’s bylaws, applicable law and any applicable indemnification agreement, and shall maintain directors’ and officers’ liability insurance coverage in which Executive shall be included while serving as an officer, subject to the terms of such policies.

9. Company Policies. Executive shall comply with all Company policies, procedures, codes of conduct and ethics, insider trading policies, and other compliance policies, as may be adopted or amended from time to time.

10. Personal Data Processing. Executive acknowledges and consents that the Company may collect, process, store, transfer (including cross-border), and use personal data for employment-related, administrative, legal and business purposes, consistent with applicable law and Company policies.

11. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered electronically, in person or three (3) calendar days after deposit in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known on file with the Company or, in the case of the Company, to the attention of the Chairman of the Board, John Delta, email: […] or to such other address as either party may specify by notice to the other actually received.

12. Assignment. This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign this Agreement to any successor to the Business or to any affiliate. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

13. Entire Agreement. This Agreement (including any plans or policies referenced herein) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements or understandings, including the November 3, 2023 offer letter, which is superseded by this Agreement except to the extent its terms are expressly incorporated herein.

14. Amendment and Severability. No amendment or waiver shall be effective unless in a writing signed by both Parties. No waiver of any breach shall be deemed a waiver of any other or subsequent breach. If any provision of this Agreement is held invalid or unenforceable, it shall be narrowed and reformed to the minimum extent necessary to be enforceable, and the remaining provisions shall remain in full force and effect.

15. Interpretation. Headings are for convenience only and shall not affect interpretation. This Agreement may be executed in counterparts (including by electronic signature and PDF), each of which shall be deemed an original and all of which together shall constitute one instrument. References to “including” mean “including without limitation.”

16. Acknowledgements. Executive acknowledges that Executive has had the opportunity to consult with independent legal counsel at Executive’s expense, has read and understands this Agreement, and is entering into it knowingly and voluntarily. Executive further acknowledges that the restrictive covenants are reasonable and necessary to protect the Company and its subsidiaries and affiliates’ legitimate business interests under Florida law.

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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the Effective Date.

MOTORSPORT GAMES INC.

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Chief Executive Officer
Date:	March 27, 2026

EXECUTIVE

/s/ Stanley Beckley
Stanley Beckley
Date:	March 27, 2026

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